Exhibit 99.1

NEOSE TECHNOLOGIES REPORTS SECOND QUARTER FINANCIAL RESULTS

HORSHAM, PA, August 7, 2008 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced financial results for the second quarter ended June 30, 2008.

For the quarter ended June 30, 2008, the Company reported a net loss of $4.6 million, or $0.08 per basic and diluted share, compared to a net loss of $5.2 million, or $0.09 per basic and diluted share, for the second quarter in 2007. During the quarter ended June 30, 2008, the Company incurred external research and development costs of $0.8 million related to the previously announced cessation of clinical development activities for NE-180. The Company’s net loss for the quarter ended June 30, 2008 included non-cash expense of $0.2 million relating to an increase in the fair value of the Company’s warrant liability. During the second quarter of 2007, the Company recorded non-cash income of $1.9 million due to a decrease in the fair value of the Company’s warrant liability.

The Company reported revenues of $1.6 million for the second quarter of 2008, compared to $2.2 million for the second quarter of 2007. The decrease in revenues for the 2008 period was due to lower revenues recognized under the Company’s collaborations with Novo Nordisk A/S.

Research and development expenses decreased to $3.9 million in the second quarter of 2008 from $7.7 million in the second quarter of 2007. The decrease in research and development expenses during the 2008 period was primarily due to $1.5 million of lower clinical and process development costs incurred for the NE-180 program, $1.1 million lower external costs incurred under the Company’s collaborations with Novo Nordisk, $0.8 million of lower payroll and stock compensation resulting from the restructurings that were implemented in 2007 and 2008, and $0.5 million of lower supplies, maintenance costs and lab services related to lower staffing levels.

General and administrative expenses were $2.1 million for the second quarter of 2008, compared to $2.5 million for the second quarter of 2007. The decrease in general and administrative expenses for the 2008 period was primarily due to $0.6 million of lower payroll and stock compensation related to the restructurings that were implemented in 2007 and 2008 and a decrease of $0.3 million of other general and administrative costs. These decreases were partially offset by an increase of $0.5 million of legal costs.

For the six months ended June 30, 2008, the Company reported a net loss of $6.9 million, or $0.13 per basic and diluted share, compared to a net loss of $22.8 million, or $0.50 per basic and diluted share, for the same period in 2007. During the six months ended June 30, 2008, the Company incurred external research and development costs of $2.1 million related to the previously announced cessation of clinical development activities for NE-180. During 2008, the Company recorded $3.6 million of non-cash income due to a decrease in the fair value of the Company’s warrant liability. During 2007, the Company recorded $4.4 million of non-cash expense due to an increase in the fair value of the Company’s warrant liability. The Company reported revenues of $5.7 million for six months ended June 30, 2008, compared to $3.5 million for the same period in 2007. The increase in revenues for the 2008 period was primarily due to an increase in revenues recognized under the Company’s collaboration with Novo Nordisk A/S and BioGeneriX AG.

Operating expenses for the six months ended June 30, 2008 were $16.7 million, compared to $23.1 million for the same period in 2007. Research and development expenses for the six months ended June 30, 2008 decreased to $11.7 million from $17.6 million in the comparable 2007 period. The decrease in research and development expenses during the 2008 period was primarily due to $3.2 million of lower external costs incurred for the NE-180 program during the 2008 period, $2.5 lower payroll, stock compensation and facilities costs resulting from the restructurings that were implemented in 2007 and 2008, and $1.3 million of lower supplies, maintenance costs and lab services related to lower staffing levels. These decreases were partially offset by $1.1 million of additional external costs incurred under the Company’s collaborations with Novo Nordisk A/S and BioGeneriX AG during the 2008 period.

General and administrative expenses were $5.0 million for the six months ended June 30, 2008, compared to $5.5 million for the same period in 2007. The decrease for the 2008 period was primarily due to $0.5 million of lower stock compensation related to the restructurings implemented in 2007 and 2008 and a decrease of $0.3 million of other general administrative costs. These decreases were partially offset by an increase of $0.4 million of legal costs.

Interest income was $0.2 million for the six months ended June 30, 2008, compared to $0.8 million for the same period in 2007. Lower average cash balances during the 2008 period accounted for the decrease.

The Company ended the second quarter of 2008 with $11.4 million in cash and cash equivalents. The Company anticipates that its existing cash and cash equivalents, expected proceeds from collaborations and license arrangements, and interest income should be sufficient to meet its operating and capital requirements at least into the third quarter of 2009.

Conference Call

The Company will host a conference call at 5:00 p.m. (EST) on August 7, 2008, to discuss the second quarter financial results and update investors on company developments. The dial-in number for domestic callers is (877) 741-4245. The dial-in number for international callers is (719) 325-4752. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 5481498. The replay number for international callers is (719) 457-0820, also using the passcode 5481498. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market. The lead candidates in its pipeline, GlycoPEG-GCSF for chemotherapy-induced neutropenia, and the GlycoPEGylated hemostasis compounds Factor VIIa, Factor VIII, and Factor IX, target markets with aggregate 2006 sales of approximately $7.8 billion. For more information, please visit www.neose.com.

CONTACTS:

Neose Technologies, Inc.
A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts, including statements regarding our anticipated operating and capital requirements are “forward-looking statements” that involve risks and uncertainties, including the risk that we will incur unexpected or unavoidable expenditures in 2008. For a discussion of these risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statement, see the section entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and discussions of potential risk and uncertainties in the Company’s subsequent filings with the SEC.

Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue from collaborative agreements	$1,573	$2,231	$5,685	$3,468

Operating expenses:
Research and development	3,920	7,742	11,681	17,554
General and administrative	2,091	2,548	5,041	5,513

Total operating expenses	6,011	10,290	16,722	23,067

Operating loss	(4,438)	(8,058)	(11,037)	(19,599)
(Increase) decrease in fair value of warrant liability	(228)	1,920	3,567	(4,430)
Interest income	85	502	247	774
Interest expense	(12)	(48)	(29)	(88)

Loss before income tax benefit	(4,593)	(5,685)	(7,252)	(23,343)
Income tax benefit	—	533	303	533

Net loss	$(4,593)	$(5,152)	$(6,949)	$(22,810)

Basic and diluted net loss per share	$(0.08)	$(0.09)	$(0.13)	$(0.50)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	54,468	54,402	54,468	45,995

Condensed Balance Sheets
(unaudited)
(in thousands)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$11,430	$19,282
Accounts receivable, net	1,695	1,758
Prepaid expenses and other current assets	525	1,564

Total current assets	13,650	22,604
Property and equipment, net	12,774	13,564
Other assets	71	71

Total assets	$26,495	$36,239

Liabilities and Stockholders’ Equity
Current liabilities	$5,181	$7,333
Warrant liability	638	4,205
Long-term debt and capital lease obligations	150	182
Deferred revenue, net of current portion	7,772	5,055
Other liabilities	563	548

Total liabilities	14,304	17,323
Stockholders’ equity	12,191	18,916

Total liabilities and stockholders’ equity	$26,495	$36,239